Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-139576 and 333-146569) and Form S-8 (No. 333-126978) of Veri-Tek International, Corp. of our report dated March 27, 2008, which report appears in the Annual Report on Form 10-K of Veri-Tek International, Corp. for the fiscal year ended December 31, 2007.

/s/ UHY LLP
UHY LLP

Sterling Heights, Michigan

March 27, 2008